For Immediate Release

STRATEGIC STORAGE TRUST INC. ENTERS CHICAGO MARKET;

PURCHASES THREE SELF STORAGE PROPERTIES

CHICAGO - Oct. 27, 2010 - Strategic Storage Trust, Inc. (SSTI) - a publicly registered non-traded REIT targeting the self-storage market - recently acquired three locations totaling approximately 2,030 units with 281,000 rentable square feet within 10 miles of downtown Chicago.

The sites will be rebranded under the SmartStop SM Self Storage trade name.

"This acquisition was an ideal fit for our growing brand and strategy, allowing for instant economies of scale for operations and future expansion into the third largest market in the country," said H. Michael Schwartz, SSTI's chairman and CEO.

Purchased from an institutional investor, the recently renovated properties are infill locations along high traffic routes with prominent signage. The buildings opened between 2002 and 2004, and have interior and exterior drive-up units featuring climate control and heated interior loading areas.

Property Locations:

- 1000 E. 95th Street in Chicago contains approximately 690 units with 72,000 rentable square feet on 4.6 acres. It is located just east of Chicago State University on the city's south side and consists of six single-story buildings and a sales office.

- 2244 S. Western Avenue in Chicago contains approximately 590 units with 59,000 rentable square feet on 2.7 acres. The single-story building is located in the near southwest side of the city in the densely populated Pilsen neighborhood near Cermak Road, one of the busiest intersections in the city.

- 5701 W. Ogden Avenue in Cicero contains approximately 750 units with 65,000 rentable square feet and 85,000 square feet of rentable industrial space on 10.4 acres.

"We saw value-add possibilities and long-term rate growth opportunities at these infill Chicago locations," said Wayne Johnson, senior vice president of acquisitions for SSTI. "Having customer-friendly ground level storage in high traffic urban locations is a great way to introduce the SmartStop SM Self Storage brand to the Chicago Metro area."

Since the launch of SSTI two-and-a-half years ago, its portfolio of wholly-owned properties has expanded to include 38 properties in 15 states (Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Mississippi, Nevada, New Jersey, Pennsylvania, South Carolina, Tennessee, Texas and Virginia).

About Strategic Storage Trust, Inc.

SSTI is a publicly registered ($1 billion of common stock registered) non-traded REIT with a portfolio that currently includes approximately 25,500 self storage units and 3.2 million rentable square feet of storage space. SSTI's sponsor is Strategic Capital Holdings, which manages a growing portfolio of over 6.5 million square feet of commercial properties, including 4.9 million square feet of self storage facilities, with a combined market value of over $692 million. For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

Media Contacts:

Vanessa Showalter

Media Strategist

Anton Communications

949-748-0542

vshowalter@antonpr.com

www.antonpr.com

Genevieve Anton

Principal

Anton Communications

714-544-6503

ganton@antonpr.com

www.antonpr.com